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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------


                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                           (Amendment No. _________)1


                               HEALTHSTREAM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    42222N103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)
         [ ]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)

------------------------
1        The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         This information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 42222N103                         13G               PAGE 2 OF 6 PAGES
                     -------------------

    1.      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            WebMD Corporation
            94-3236644
            --------------------------------------------------------------------

    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [  ]
                                                                      (b) [  ]
            --------------------------------------------------------------------

    3.      SEC USE ONLY
            --------------------------------------------------------------------

    4.      CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
            --------------------------------------------------------------------
                        5.     SOLE VOTING POWER
                               1,111,111
                        --------------------------------------------------------
     NUMBER OF          6.     SHARED VOTING POWER
      SHARES                    -0-
    BENEFICIALLY        --------------------------------------------------------
      OWNED BY          7.     SOLE DISPOSITIVE POWER
        EACH                   1,111,111
     REPORTING          --------------------------------------------------------
       PERSON           8.     SHARED DISPOSITIVE POWER
        WITH                   -0-
            -------------------------------------------------------------------

    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,111,111
            --------------------------------------------------------------------

   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN
            SHARES*                                                       [  ]
            --------------------------------------------------------------------

   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            5.2%

            --------------------------------------------------------------------

   12.      TYPE OF REPORTING PERSON*
            CO
            --------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                               PAGE 3 OF 6 PAGES

ITEM 1(A).        NAME OF ISSUER:

                  HEALTHSTREAM, INC.
                  ---------------------------------------------------------------------------

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  209 10TH AVENUE SOUTH, SUITE 450, NASHVILLE, TENNESSEE  37203
                  ---------------------------------------------------------------------------

ITEM 2(A).        NAME OF PERSON FILING:

                  WEBMD CORPORATION
                  ---------------------------------------------------------------------------

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  RIVER DRIVE CENTER 2, 669 RIVER DRIVE, ELMWOOD PARK, NEW JERSEY  07407-1361
                  ---------------------------------------------------------------------------

ITEM 2(C).        CITIZENSHIP:

                  DELAWARE
                  ---------------------------------------------------------------------------

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  COMMON STOCK, NO PAR VALUE
                  ---------------------------------------------------------------------------

ITEM 2(E).        CUSIP NUMBER:

                  42222N103
                  ---------------------------------------------------------------------------


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                                                               PAGE 4 OF 6 PAGES

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
         13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

         (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d)  [ ] Investment company registered under Section 8 of the Investment Company Act.

         (e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

         (f)  [ ] An employee benefit plan or endowment fund in accordance with Rule
                  13d-1(b)(1)(ii)(F);

         (g)  [ ] A parent holding company or control person in accordance with Rule
                  13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
                  Company Act;

         (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


         (a)      Amount beneficially owned:

                  1,111,111 shares of common stock of the Issuer beneficially held by WebMD Corporation
                 -------------------------------------------------------------------------------------


         (b)      Percent of class:
                  5.2%
                 -------------------------------------------------------------------------------------

         (c)      Number of shares as to which such person has:
                  (i)      Sole power to vote or to direct the vote 1,111,111
                                                                    ---------
                  (ii)     Shared power to vote or to direct the vote -0-
                                                                      ---
                  (iii)    Sole power to dispose or to direct the disposition of 1,111,111
                                                                                 ---------
                  (iv)     Shared power to dispose or to direct the disposition of  -0-
                                                                                    ---


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                                                               PAGE 5 OF 6 PAGES

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATIONS.

         Not applicable.


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                                                               PAGE 6 OF 6 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 1, 2001

                                        WEBMD CORPORATION



                                        By: /s/ CHARLES A. MELE
                                           ------------------------------------
                                           Charles A. Mele
                                           Executive Vice President,
                                           General Counsel


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